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                                                                EXHIBIT 99.1

 SAFE TECHNOLOGIES IS PROFFERED AS 'THE INTERNET GROWTH
      STOCK' FOR THE AVERAGE INVESTOR'S PORTFOLIO

Palm Beach, FL.  November 3, 1999, Safe Technologies
International, Inc., (OTC/BB: SFAD) announced today that third quarter Company Revenues were up 500% over 1998, largely attributable to acquisitions, and losses were reduced by 83% compared to third quarter in 1998, attributable to the high priority management has placed on tightly controlling costs.

Brad Tolley, V. P. of Investor Relations, said "Management feels that we have come through a very successful third quarter, wherein the Company has spent the better part of a year assembling the building blocks of a niche, information age, service company, positioning SFAD to be able to offer a 'full service' Internet agency in the Millennium. The Company has, now, a presence in place for 'three' of the four key sectors in the Internet economy: Internet Services, (Site Design & Hosting, Consultantcy, E-Commerce Applications); Internet Intermediary, (Electronic Advertising Agency and a Portal: FamousShoppingStreets.com); and thirdly, direct Internet Electronic Commerce (CybermallsCastle.com & TheGlobalDeli.com). The only key Internet sector in which we do not have a capability is as an Internet Infrastructure / Bandwidth provider. Such an entity, which would be our 'ultimate' Joint Venturer, is on the top of Management's list for 2000. Attracting a partner telecommunications company would put SFAD in a very powerful position.

We believe that we have successfully created an Internet business model, without incurring huge debt. Throughout the year, Management focused on the fact that every business that wishes to survive is going to have to become a digital business; SFAD is now capable of providing these Internet based information services to our target portion of the market, and we intend to get our share of this huge projected Internet economy."

Mr. Tolley concluded by saying, "Management is very bullish about our future, and we believe that SFAD is, right now, a very attractive, affordable Internet stock for anyone wishing to have Internet stocks in their portfolio".

SOURCE:    Safe Technologies International, Inc.,(SFAD)
CONTACT:   Brad Tolley VP Investor Relations
TEL:       561-832-2700
EMAIL:     investor.relations@safetechnologies.com
HTTP://    www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended December 31, 1998 and Form 10-QSB for the quarter ended September 30, 1999.